Exhibit 99.1

Investor Contact:

The Investor Relations Group

Damian McIntosh/Dian Griesel, Ph.D.

Media: Janet Vasquez

Phone: 212-825-3210

Unigene Elects Peter Slusser and Bruce Morra, Senior Financial and

Pharmaceutical Executives, to Board of Directors

FAIRFIELD, NJ – February 15, 2006 — Unigene Laboratories, Inc. (OTCBB: UGNE) has elected Peter Slusser and Bruce Morra to its Board of Directors. With these additions, which are effective immediately, the Board of Directors will consist of a majority of independent directors as required by AMEX and NASDAQ.

Mr. Slusser has extensive experience in the corporate finance and investment banking fields. He is currently the President of Slusser Associates, a private investment banking company. He previously served as a managing director in the Merger and Acquisition Group at PaineWebber, as Senior Vice President and Manager of Corporate Finance at Shields Model Roland and as Manager of Special Situations at Dean Witter. He is currently a director of Ampex Corporation, Sparton Corporation and the Magellan Group. He has also served as a Member of the Financial Advisory Board of Columbia University Graduate School of Business Administration, a Member of the California Senate Special Committee on Local Government Investments and as a Member of the California Senate Commission on Corporate Governance, Securities Transactions and Shareholders’ Rights. He received degrees from Stanford and the Harvard Graduate School of Business Administration, and will serve on Unigene’s Audit Committee.

Dr. Morra has many years of experience in the pharmaceutical, medical device, biotechnology and polymers industries. He is currently a consultant and Board member for various companies, including InforMedix Holdings and Medisys Technologies. He previously served as the President of West Pharmaceutical Services Drug Delivery and Contract Clinical Research businesses, as Chief Business Officer of Progenitor Cell Therapy, as President, COO and CFO of Biopore Corporation and Polygenetics, as President, COO and Founder of Flamel Technologies, Inc., and as President of ISP Filters, a subsidiary of GAF Corporation. Dr. Morra was a member of Unigene’s Board of Directors from 2001-2003, after which he resigned to take the position with West Pharmaceutical. He received a chemical engineering degree from Princeton and a Ph.D. in Polymer Science and Engineering and an M.B.A. from the University of Massachusetts at Amherst, and will serve on Unigene’s Compensation Committee.

“We are very pleased to add two such accomplished individuals to Unigene’s Board,” commented Dr. Warren Levy, President and CEO of Unigene. “Their financial, scientific and management skills will be very valuable as we develop new business initiatives to expand the Company’s product portfolio and explore ways to enhance shareholder value. These additions should also facilitate a listing for our common stock on a major exchange.”

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.